EXHIBIT 2.2
                         MERGER AGREEMENT


     THIS MERGER AGREEMENT (the "Agreement"), dated as of May 21, 1998, is made among IRA A. WATSON CO., a Delaware corporation ("Seller"), PEEBLES INC., a Virginia corporation ("Buyer"), and PEEBLES ACQUISITION SUBSIDIARY, INC., a Delaware corporation and a wholly owned subsidiary of Buyer ("PAS").


                             RECITALS


     The Boards of Directors of Seller, Buyer and PAS deem a merger of PAS into Seller (the "Merger"), pursuant to which Seller will become a wholly owned subsidiary of Buyer, advisable and in the best interests of their respective shareholders and have authorized the Merger in accordance with the laws of Delaware.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                            ARTICLE I
                           DEFINITIONS


     1.1 Definitions. The following terms, as used herein, have the following meanings:

     "Acquisition Proposal" means any proposal (other than any proposal by Buyer) regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving Seller; (ii) any sale, lease, exchange, transfer or other disposition of the assets of Seller constituting more than 50% of the consolidated assets of Seller or accounting for more than 50% of the consolidated revenues of Seller in any one transaction or in a series of related transactions; and (iii) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any Person involving more than 50% of the outstanding shares of the capital stock of Seller.

     "Adjustable Rate Cumulative Preferred Stock Series A" means the Adjustable Rate Cumulative Preferred Stock Series A of Seller.

     "Affiliate" of a Person means a Person, who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.

     "Audited Seller Financial Statements" has the meaning set forth in Section 3.9.

     "Bankruptcy Claims" means the currently outstanding claims of the Class 6 and Class 6A creditors as contemplated in the Third Amended Plan of Reorganization of Ira A. Watson Co., as confirmed on November 10, 1993 by the United States District Court for the Eastern District of Tennessee.

     "Closing" has the meaning set forth in Section 8.1.

     "Closing Date" has the meaning set forth in Section 8.1.

     "Commitment" has the meaning set forth in Section 4.6.

     "Common Merger Consideration" means the product of the number of Outstanding Shares of Common Stock multiplied by the Per Share
Merger Consideration.

     "Common Stock" means the unclassified common stock of Seller.

     "Controlled Group Liability" has the meaning set forth in
Section 3.20 (g).

     "DGCL" means the Delaware General Corporation Law.

     "Dissenting Shares" has the meaning set forth in Section 2.11.

     "Distribution Amount" means that portion of the Escrow Amount, if any, to be distributed to Shareholders in accordance with
Article IX hereof and the Escrow Agreement.

     "Effective Time" has the meaning set forth in Section 2.2.

     "Employee Plans" has the meaning set forth in Section 3.20
(a).

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means, with respect to any person, entity, trade or business, any other person, entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001(b)(1) of ERISA that includes the first person, entity, trade or business, or that is a member of the same "controlled group" as the first person, entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     "Escrow Agent" shall mean Sun Trust Bank, in its role as escrow agent under the Escrow Agreement.

     "Escrow Agreement" means the Escrow Agreement among Buyer, one or more shareholders of Seller or agent therefor and the Escrow Agent, in the form attached hereto as Exhibit B, to be executed in connection with the consummation of the transactions contemplated by this Agreement.

     "Escrow Amount" means that portion of the total Merger
Consideration equal to $703,745 to be held in escrow pursuant to the Escrow Agreement.

     "Escrow Committee" means Forrest I. Watson and Frank M.
Addicks.

     "Escrow Period" has the meaning set forth in Section 9.4.

     "Escrowed Funds" has the meaning set forth in Section 9.3.

     "ESOP" has the meaning set forth in Section 3.20(f).

     "ESOP Audit" has the meaning set forth in Section 5.1.

     "First Preferred Merger Consideration" has the meaning set forth in Section 2.7(b).

     "First Preferred Stock" means the First Preferred Stock of
Seller.

     "Handling Hazardous Substances" has the meaning set forth in
Section 3.6.

     "Harrisonburg Lease" means that certain indenture of lease, dated January 23, 1978 originally between General Growth Properties and Ira A. Watson Co., as amended to date.

     "Hazardous Emissions" has the meaning set forth in Section
3.6.

     "HSR Act" means the Hart-Scott Rodino Antitrust Improvements
Act of 1976, as amended.

     "Initial Merger Consideration" means the product of $5.00 times the Outstanding Shares of Common Stock.

     "Initial Per Share Merger Consideration" means $5.00.

     "Interim Seller Financial Statements" has the meaning set forth in Section 3.9.

     "Internal Revenue Code" means the Internal Revenue Code of
1986, as amended.

     "Intellectual Property" has the meaning set forth in Section
3.16.

     "Knowledge" with respect to Seller means the actual knowledge of Forrest I. Watson, Gordon E. Pillsbury, Samuel A. Watson or Ron Slone.

     "Lease" has the meaning set forth in Section 3.14.

     "Licenses and Permits" has the meaning set forth in Section
3.7.

     "Material Adverse Effect" has the meaning set forth in Section
3.17.

     "Material Contracts" has the meaning set forth in Section
3.17.

     "Merger" has the meaning set forth in the Recitals.

     "Merger Consideration" means an amount in cash equal to the sum of the Common Merger Consideration, plus the First Preferred
Merger Consideration, plus the Series A Merger Consideration.

     "Outstanding First Preferred Stock" has the meaning set forth in Section 2.7(b).

     "Outstanding Series A Stock" has the meaning set forth in
Section 2.7(c).

     "Outstanding Shares" shall mean Outstanding Shares of Common
Stock, Outstanding First Preferred Stock and Outstanding Series A
Stock.

     "Outstanding Shares of Common Stock" means the number of shares of Common Stock outstanding at the Effective Time, excluding shares of Common Stock owned by the Seller, Buyer or any Subsidiary of the Seller or Buyer, and excluding Dissenting Shares, if any.

     "Paying Agent" has the meaning set forth in Section 2.10(a).

     "Per Share Common Merger Consideration" means the sum of $5.00 plus the Per Share Distribution Amount.

     "Per Share Distribution Amount" means the quotient of the Distribution Amount divided by the number of Outstanding Shares of Common Stock.

     "Per Share First Preferred Merger Consideration" shall mean the sum of $78.40.

     "Per Share Series A Merger Consideration" shall mean the sum of $69.40.

     "Permitted Exceptions" has the meaning set forth in Section
3.13.

     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

     "Real Property" has the meaning set forth in Section 3.13.

     "Seller's Auditors" means Coulter & Justus, P.C.

     "Seller Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer prior to the execution and delivery of this Agreement, which schedule constitutes an integral part of this Agreement.

     "Series A Merger Consideration" has the meaning set forth in
Section 2.7(c).

     "Shareholders" has the meaning set forth in Section 9.3.

     "Shoppers Charge" means Shoppers Charge Accounts Co.

     "Stock Certificate" has the meaning set forth in Section
2.10(b).

     "Subsidiary" with respect to any party to this Agreement means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity is held, directly or indirectly, by such party.

     "Survival Date" has the meaning set forth in Section 9.8.

     "Surviving Corporation" has the meaning set forth in
Section 2.1.

     "Tax" or "Taxes" means:

               (a) Any federal or state income or franchise tax; and

               (b)  Any interest, additions and penalties
     (civil or criminal) imposed in connection with any Tax and any interest in respect of any such additions or penalties.

     "Tax Law" means the Internal Revenue Code, federal, state or local laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

     "Tax Returns" means all federal, state and local returns, reports and declarations with respect to Taxes, including, without limitation, consolidated United States federal income tax returns.

     "Termination Agreement" means the agreement to be entered into between Seller and Shoppers Charge Accounts Co. providing for the termination of the Credit Card Plan Agreement between Seller and Shoppers Charge Accounts Co.

     "Trustee" has the meaning set forth in Section 3.20(f).

     "West Knoxville Lease" means that certain lease agreement, dated August 23, 1993, between Olde Kingston Towne II, Ltd. and Ira
A. Watson Co. and all amendments thereto.


                            ARTICLE II
                            THE MERGER


     2.1 The Merger. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the DGCL, at the Effective Time, PAS shall be merged with and into Seller. Following the Merger, the separate corporate existence of PAS shall cease, Seller shall continue as the surviving corporation (the "Surviving Corporation") and shall become a wholly-owned Subsidiary of Buyer.

     2.2 Effective Time. As soon as practicable after the satisfaction or waiver, if permissible, of all the conditions to the Merger, the parties shall cause the Merger to be consummated by causing a certificate of merger with respect to the Merger to be executed and filed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time of the filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "Effective Time").

     2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     2.4  Certificate of Incorporation and By-Laws.  The
Certificate of Incorporation of Seller, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     The Bylaws of PAS, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

     2.5 Directors. The directors of PAS immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     2.6 Officers. The officers of PAS immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     2.7  Conversion of Shares.

          (a) Each share of Common Stock outstanding immediately prior to the Effective Time (other than Common Stock, if any, owned by Buyer, PAS, Seller or any Subsidiary of Seller, Buyer or PAS, and Dissenting Shares, if any) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into the right to receive, subject to Section 2.10(d), the Per Share Merger Consideration upon surrender of the certificate representing such Share as provided in Section 2.10.

          (b) Each share of First Preferred Stock outstanding immediately prior to the Effective Time (other than First Preferred Stock, if any, owned by Buyer, PAS, Seller or any Subsidiary of Buyer, PAS or Seller and Dissenting Shares, if any) (such number, the "Outstanding First Preferred Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into the right to receive the Per Share First Preferred Merger Consideration upon surrender of the certificate representing such shares of Outstanding First Preferred Stock as provided in Section 2.10. The product of the Per Share First Preferred Merger Consideration times the Outstanding First Preferred Stock is referred to herein as the "First Preferred Merger Consideration."

          (c) Each share of Adjustable Rate Cumulative Preferred Stock Series A outstanding immediately prior to the Effective Time (other than Adjustable Rate Cumulative Preferred Stock Series A, if any, owned by Buyer, PAS, Seller or any Subsidiary of Buyer, PAS or Seller and Dissenting Shares, if any) (such number the "Outstanding Series A Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into the right to receive the Per Share Series A Merger Consideration upon surrender of the certificate representing such share of Outstanding Series A Stock as provided in Section 2.10. The product of the Per Share Series A Merger Consideration times the Outstanding Series A Stock is referred to herein as the "Series A Merger Consideration."

          (d) Each share of Common Stock, First Preferred Stock and Adjustable Rate Cumulative Preferred Stock Series A owned by Buyer, PAS, Seller or any Subsidiary of Seller, Buyer or PAS immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

     2.8 Conversion of PAS Common Stock. Each share of common stock, par value $1.00 per share, of PAS issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable common share, par value $1.00 per share, of the Surviving Corporation, so that thereafter Buyer will be the sole and exclusive owner of the outstanding Common Stock of the Surviving Corporation.

     2.9 Shareholders' Approval. Seller, acting through its Board of Directors (which shall have recommended approval of the Merger and approval and adoption of this Agreement to its shareholders), shall, in accordance with applicable law and subject to the provisions of Section 5.3 herein, use its best efforts to obtain the approval of the Merger and the approval and adoption of this Agreement by its shareholders.

     2.10 Exchange of Shares; Payment.

          (a) Sun Trust Bank (or such other Person as may be selected by Seller with the prior written consent of Buyer, which consent shall not be unreasonably withheld) shall act as Paying Agent in the Merger (the "Paying Agent"). At the Effective Time, Buyer will take all steps necessary to enable and cause PAS or the Surviving Corporation to deposit (X) with the Paying Agent an amount equal to the sum of (i) the product of the Initial Merger Consideration times the Outstanding Shares of Common Stock, plus,
(ii) the First Preferred Merger Consideration and plus (iii) the Series A Merger Consideration and (Y) with the Escrow Agent the Escrow Amount, in each case in immediately available funds, for disbursement to the holders of the Outstanding Shares in the manner set forth herein. Such disbursement will be the responsibility of the Paying Agent and the Escrow Agent and not Seller.

          (b) As soon as practicable after the Effective Time, Seller shall hand deliver or mail to each holder of record of an outstanding certificate or certificates representing any Outstanding Shares (or each such holder's duly authorized attorney-in-fact), a form letter of transmittal, which shall specify that delivery shall be effected, and risk of loss of and title to such certificate shall pass, only upon proper delivery of such certificate to the Paying Agent, and instructions for use of such letter of transmittal in effecting the surrender of any such certificate and obtaining payment therefor of the shareholder's allocable portion of the Merger Consideration, as provided in this
Section 2.10. Subject to Section 2.10(d) hereof and the Paying Agent's agreement to such procedures, upon the later of the Effective Time and surrender to the Paying Agent of a certificate which immediately prior to the Effective Time represented Outstanding Shares of Common Stock, Outstanding First Preferred Stock or Outstanding Series A Stock (a "Stock Certificate"), or indemnity reasonably satisfactory to the Paying Agent if any such Stock Certificate has been lost, stolen or destroyed together with such letter of transmittal duly executed, such Stock Certificate shall in exchange therefor be entitled to receive an amount, in immediately available funds, equal to (i) in the case of Outstanding Common Stock, the product of the number of shares represented by such Stock Certificate multiplied by sum of the Initial Per Share Merger Consideration plus the Per Share Distribution Amount, (ii) in the case of Outstanding First Preferred Stock, the product of the number of shares of Outstanding First Preferred Stock represented by such Stock Certificate times the Per Share First Preferred Merger Consideration and (iii) in the case of Outstanding Series A Stock, the product of the number of shares of Outstanding Series A Stock represented by such certificate times the Per Share Series A Merger Consideration. No interest will be paid or accrued on any amount payable upon the surrender of a Stock Certificate. If payment is to be made to a Person other than the Person in whose name a Stock Certificate surrendered is registered, it shall be a condition of payment that the Stock Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Stock Certificate surrendered, or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable, or provide assurances satisfactory to the Paying Agent that any such tax will be paid by such Person. Until surrendered in accordance with the provisions of this Section 2.10, each Stock Certificate shall represent for all purposes only the right to receive, as provided by this Agreement, the allocable portion of the Merger Consideration and shall have no other rights. Any funds (including interest earned on funds on deposit with the Paying Agent) remaining with the Paying Agent one year following the Effective Time shall be returned to Buyer or the Surviving Corporation, as specified by Buyer, after which time former shareholders of Seller, subject to applicable law, shall look only to the Surviving Corporation for payment of the allocable portion of the Merger Consideration, without interest thereon, and shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law. Notwithstanding anything to the contrary contained herein, neither the Paying Agent nor any party hereto shall be liable to a holder of capital stock of the Company for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar law.

          (c) After the Effective Time, there shall be no transfers of capital stock of the Company on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 2.10.

          (d) Notwithstanding anything to the contrary set forth herein, the allocable portion of the Merger Consideration to be received by each shareholder upon surrender to the Paying Agent of a certificate representing capital stock of the Company and any other required documents, as provided in this Section 2.10, shall be reduced by the amount, if any, the Paying Agent is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law; provided that if any amounts are so deducted and withheld, such amounts shall be treated as having been paid to the transferring holder of such certificate.

     2.11 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shareholders of the Company who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with
Section 262 of the DGCL (the "Dissenting Shares") shall not have any of such shares converted into the right to receive, or become exchangeable for, their allocable portion of the Merger Consideration. The holders of Dissenting Shares shall be entitled to receive payment of the fair value of Dissenting Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters' rights to payment under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such shareholder's shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the allocable portion of the Merger Consideration, without interest thereon, as provided in
Section 2.10 hereof.


                           ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF SELLER


     Seller represents and warrants to Buyer and PAS the following:

     3.1 Organization; Qualification. Each of Seller and its Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted. Each of Seller and its Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except where the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect. Seller has heretofore delivered to Buyer complete and correct copies of the Certificate of Incorporation and Bylaws of Seller and its Subsidiary as currently in effect.
Schedule 3.1 of the Seller Disclosure Schedule contains a complete and correct list of (i) any Person who is a Subsidiary of Seller and (ii) the jurisdictions in which Seller and its Subsidiary, respectively, are qualified to do business.

     3.2 Authority Relative to this Agreement. Seller has corporate power and authority to execute and deliver this Agreement and to consummate the Merger, except that this Agreement and the Merger must be approved by Seller's shareholders in accordance with the DGCL. The execution and delivery by Seller of this Agreement and the consummation of the Merger have been duly authorized by the Board of Directors of Seller and, except for obtaining the approval of the holders of a majority of the outstanding shares of Common Stock and of the First Preferred Stock, no other corporate proceedings on the part of Seller are necessary with respect thereto. Subject to the aforementioned shareholder approval, and assuming that Buyer and PAS have duly authorized the execution and delivery of this Agreement, this Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     3.3  Capitalization of Seller.   The authorized capital stock
of Seller consists of 500,000 shares of Common Stock, no par value, 1,000 shares of First Preferred Stock, par value $100.00 per share, 5,000 shares of Adjustable Rate Cumulative Preferred Stock Series A, par value $100.00 per share, 5,000 shares of Adjustable Rate Cumulative Preferred Stock Series B, par value $100.00 per share, 50,000 shares of Junior Cumulative Preferred Stock, par value $100.00 per share, of which, as of the date hereof, 325,504 shares of Common Stock, 463 shares of First Preferred Stock and 5,000 shares of Adjustable Rate Cumulative Preferred Stock Series A are outstanding, validly issued, fully paid and nonassessable, and each of which was not issued in violation of any preemptive rights. Seller has no commitment to issue or sell any shares of its capital stock or any securities, options or obligations convertible into or exercisable or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock, and no such securities or obligations are issued or outstanding.

     3.4  Consents and Approvals.  Except as set forth in Schedule
3.4 of the Seller Disclosure Schedule and except for (i) approvals required under the HSR Act and (ii) the filing of a Certificate of Merger in the Office of the Secretary of State of the State of Delaware, there is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent or approval of any public body as a condition to the consummation of the Merger where the failure to so make or obtain would prevent or materially restrict consummation of the Merger or fulfillment in any material respect of any of the conditions to this Agreement. Except as set forth in Schedule 3.4 of the Seller Disclosure Schedule, there is no requirement that any party (including any successor in title to the landlord's interest in any Lease) to any Material Contract, Lease, license or permit for the use of Intellectual Property or loan agreement to which Seller is a party or by which it is bound, consent to the execution of this Agreement by Seller or to the consummation of the Merger.

     3.5 Non-Contravention. The execution and delivery by Seller of this Agreement do not, and subject to the requisite approval of the shareholders of Seller, the consummation of the Merger will not
(i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Seller or its Subsidiary,
(ii) except as set forth in Schedule 3.5 of the Seller Disclosure Schedule, result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, Lease or other instrument or obligation to which Seller or its Subsidiary is a party or by which Seller or its Subsidiary or the business conducted by Seller or its Subsidiary, may be bound, other than a default which, singly or in the aggregate, would have an Material Adverse Effect or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or its Subsidiary, or to the business conducted by Seller or its Subsidiary other than any violation which, singly or in the aggregate, would not have a Material Adverse Effect.

     3.6 Environmental Matters. The term "Environmental Permits" as used herein means federal, state and local governmental licenses, permits and other authorizations and approvals, whether foreign or domestic, which relate to the business of Seller as it may be affected by the environment or to public health and safety or worker health and safety as they may be affected by the environment. Seller and its Subsidiary have obtained all material Environmental Permits required to conduct their business as it is presently being conducted including, without limitation, those relating to (i) emissions or discharges of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land ("Hazardous Emissions") and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, or petroleum ("Handling Hazardous Substances").
Schedule 3.6 of the Seller Disclosure Schedule shall be amended within ten (10) days hereof setting forth a complete and correct list of all such Environmental Permits, all of which are in full force and effect and none of which are subject to termination, amendment or review or reauthorization as a consequence of the consummation of the transactions contemplated hereby. Seller and its Subsidiary are in compliance in all material respects with all of the terms and conditions set forth in such Environmental Permits and are also in compliance in all material respects with all of the terms and conditions contained in or required of them by any law, regulation, order, judgment or decree of any federal, state, local or foreign court or governmental authority applicable to or having jurisdiction over them or their business which relate to the environment or to public health and safety or worker health and safety as they may be affected by the environment. Except as set forth on Schedule 3.6 of the Seller Disclosure Schedule, no conditions exist which (w) interfere with, prevent, or, to the Knowledge of Seller, with the passage of time, could interfere with or prevent continued compliance with any of the aforementioned Environmental Permits or any of the aforementioned laws, regulations, orders, judgments or decrees, (x) may give rise to any liability (including, without limitation, liability based in contract, tort, implied or express warranty or criminal or civil statute) under any existing law or regulation relating to the Hazardous Emissions or Handling Hazardous Substances, (y) obligate Seller or its Subsidiary or, to the Knowledge of Seller, with the passage of time, could cause Seller or its Subsidiary to be obligated to clean up, remedy or otherwise restore to a former condition, by itself or jointly with others, any contaminated surface water, ground water, soil or any natural resources associated therewith, or (z) require the filing of any additional information as a consequence of the consummation of the transactions contemplated hereby. Except as set forth on Schedule
3.6 of the Seller Disclosure Schedule, none of the real property owned, leased or occupied by Seller or its Subsidiary contains any "hazardous substances" (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601, et seq. and regulations promulgated thereto or as defined under similar state law or regulations), petroleum or petroleum products or to the Knowledge of Seller, any asbestos, whether or not friable.

     3.7 Licenses and Permits. The term "Licenses and Permits" as used herein means federal, state and local governmental licenses, permits, approvals and authorizations, whether foreign or domestic, other than Environmental Permits. Seller and its Subsidiary have all of the material Licenses and Permits required to conduct their business as it is presently being conducted. To the Knowledge of Seller, all of such Licenses and Permits are in full force and effect and none of which are subject to termination, amendment, review or reauthorization as a consequence of the consummation of the transactions contemplated hereby. No written notice of a violation of any such License or Permit has been received by Seller or its Subsidiary or, to the Knowledge of Seller, threatened in writing, and no proceeding is pending or, to the Knowledge of Seller, threatened in writing, to revoke or limit any of them.

     3.8  Compliance with Laws.    In addition to the
representations and warranties contained in Section 3.6 relating to environmental matters and in Section 3.7 relating to Licenses and Permits, Seller represents and warrants that it and its Subsidiary have operated their business in compliance with all laws, regulations, orders, policies, guidelines, judgments or decrees of any federal, state, local or foreign court or governmental authority applicable to them or their business including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, the failure to comply with which could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.7 of the Seller Disclosure Schedule, neither Seller nor its Subsidiary have received any written notice within the past three years alleging non-compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees.

     3.9  Financial Statements.    Seller has previously furnished
to Buyer true and complete copies of (i) audited consolidated financial statements of Seller for the years ended December 28, 1996 and January 3, 1998, including the notes thereto (the "Audited Seller Financial Statements"), together with the report on such statements of Seller's Auditors, and (ii) unaudited consolidated financial statements of Seller for the three month period ended April 4, 1998 (the "Interim Seller Financial Statements"). Such financial statements present fairly in all material respects the consolidated financial position of Seller and its Subsidiary as of such dates and the results of its operations and changes in financial position for such periods and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except, in the case of the Interim Seller Financial Statements, for the absence of notes).

     3.10 Litigation.    Except as set forth in Schedule 3.10 of
the Seller Disclosure Schedule, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the Knowledge of Seller, threatened in writing, against Seller or its Subsidiary, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Seller and its Subsidiary which have, or if adversely determined, could reasonably be expected to have, a Material Adverse Effect or which seek specifically to prevent, restrict or delay consummation of the Merger or fulfillment of any of the conditions of this Agreement.

     3.11 Absence of Changes. Except as set forth in Schedule 3.11 of the Seller Disclosure Schedule, since January 3, 1998 there has not been:

                      (i) any damage, destruction or loss (whether or not covered by insurance) which can reasonably be expected to have a Material Adverse Effect;

                     (ii) any obligation or liability incurred by Seller or its Subsidiary, other than in the ordinary and usual course of business or involving more than $10,000;

                    (iii)     any general uniform increase in the
     compensation of the employees of Seller or its Subsidiary
     (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan);

                     (iv) any increase (other than normal increases consistent with past practices and those required by law or collective bargaining agreements) in the compensation payable to any employee (including officers) of Seller or its Subsidiary;

                      (v) any amendment to any employment agreement to which any employee of Seller or its Subsidiary is a party;

                     (vi)     any sale of assets by Seller or its
     Subsidiary other than in the ordinary course of business or in connection with the closing of any store of Seller or its Subsidiary;

                    (vii) except as contemplated by Section 5.5, any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of Seller or its Subsidiary;

                   (viii) any split, combination or other similar change in the outstanding capital stock of Seller or its Subsidiary;

                     (ix) any declaration, setting aside or payment of any dividend (whether in cash, capital stock or property) with respect to the capital stock of Seller or its Subsidiary; or

                      (x) any issuance by Seller or its Subsidiary of any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock.

     3.12 No Undisclosed Liabilities.   Other than liabilities
disclosed in the Seller's Disclosure Schedule, Seller has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, including, without limitation, any uninsured liabilities (i) which were not accrued or reserved against in the Interim Seller Financial Statements, or (ii) which were incurred after April 4, 1998 other than in the ordinary course of business, in each case which have or can reasonably be expected to have a Material Adverse Effect.

     3.13 Title to Properties.     Schedule 3.13 of the Seller
Disclosure Schedule contains a complete and correct list of all of the real property, together with the fixtures and other improvements located thereon and the appurtenances thereto, owned by Seller (the "Real Property"). Except as set forth in Schedule
3.13 of the Seller Disclosure Schedule and except for Permitted Exceptions, Seller has good and marketable title to all of the Real Property free and clear of any liens, charges, pledges, security interests or other encumbrances. The term "Permitted Exceptions" as used in this Agreement means (i) statutory liens for current taxes or assessments not yet due or delinquent; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default, provided that the same shall be fully discharged of record before the Effective Time; (iii) exceptions shown on the surveys, if any, furnished by Seller to Buyer on or before the date hereof and agreed to by Buyer; and (iv) imperfections of title and encumbrances, if any, which do not materially detract from the value of the property subject thereto and do not materially impair the use of the property thereto in connection with the operations of the business of Seller.

     3.14 Leases.

          (a) Schedule 3.14 of the Seller Disclosure Schedule sets forth a complete and correct list of each lease and amendment thereto to which Seller is a party (whether as signatory or by assignment), whether as lessor or lessee, which relates to either real or personal property, other than monthly leases of personal property which may be canceled upon not more than 30 days notice and require the payment of not more than $100 per month. The documents listed in Schedule 3.14 of the Seller Disclosure Schedule are referred to herein as "Leases". Except as set forth in
Schedule 3.14 of the Seller Disclosure Schedule, each of the Leases is in full force and effect and neither Seller nor, to the Knowledge of Seller, any other party thereto has breached any such Lease and no event has occurred which, with the giving of notice or the passage of time or both, would cause a default under, or permit the termination, modification or acceleration of any such Lease by any party thereto, except for such of the foregoing as would not have a Material Adverse Effect. No written notice from any governmental body or official has been given to Seller claiming that any of the property subject to any of the Leases violates any law, building, zoning or other ordinance, code or regulation applicable to it, or calling attention to the need for any work, repairs, construction, alterations or installations on or in connection with those properties that has not been fully complied with. Complete copies of all of the Leases have been delivered to Buyer.

          (b) Seller has good and marketable leasehold title to the real property leased by the Leases.

     3.15 Inventory.

          (a) Except as set forth on Schedule 3.15 of the Seller Disclosure Schedule, the retail prices of Seller's inventory are marked at levels consistent with Seller's past practice and any markdowns of such inventory have been taken at times and in amounts consistent with Seller's past practice.

          (b) The difference between the retail book value of Seller's inventory as reflected on Seller's perpetual retail stock ledger as of the close of Seller's business on the Saturday immediately preceding the Effective Time and the retail value determined by a physical inventory conducted by Seller and Buyer on such date, expressed as a percentage of the net sales of the Seller for the period from January 4, 1998 to the Effective Time, shall not be greater than 4%.

     3.16 Intellectual Property.   The term "Intellectual Property"
as used herein means the rights of the owner thereof in all trade names, trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign, (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes, software and
other industrial and intellectual property rights.   Seller owns or
is licensed or otherwise has the right to use all of the Intellectual Property which is being used in its business as it is presently being conducted. There is no claim, suit, action or proceeding, pending or, to the Knowledge of Seller, threatened, against Seller asserting that its use of any Intellectual Property infringes the rights of any third party or otherwise contesting its rights with respect to any Intellectual Property, and to the Knowledge of Seller no third party is infringing upon the rights of Seller in the Intellectual Property. Except as set forth on
Schedule 3.16 of the Seller Disclosure Schedule, all letters, patents, registrations and certificates issued by any governmental agency relating to the Intellectual Property are valid and subsisting and have been properly maintained.

     3.17 Material Contracts. Schedule 3.17 of the Seller
Disclosure Schedule sets forth a complete and correct list of each contract, agreement or commitment of Seller, other than Leases:

                      (i) upon which any substantial part of its business is dependent or which, if breached, could reasonably be expected to have a Material Adverse Effect on the earnings, assets, financial condition or operations of the business of Seller and its Subsidiary, taken as a whole (a "Material Adverse Effect");

                     (ii) which provides as of May 11, 1998 for aggregate future payments of more than $5,000, except for purchase orders arising in the ordinary and usual course of business (a complete and accurate list of which has been provided to Buyer), in which case they are listed only if any party thereto is obligated to make payments pursuant thereto aggregating more than $10,000;

                    (iii) which extends for more than one year from the date hereof and is not cancelable by either party on less than 31 days' notice;

                     (iv) which provides for the sale, after the date hereof and other than in the ordinary course of business or other than in connection with the closing of any store, of any of its assets;

                      (v)     which relates to the employment,
     retirement or termination of the services of any officer or former officer;

                     (vi)     which provides for the payment of
     severance or similar benefits to any employee of Seller;
     or

                    (vii) which contains covenants pursuant to which any person has agreed not to compete with any business conducted by Seller or not disclose to others information concerning Seller.

Each of the foregoing is referred to in this Agreement as a "Material Contract." Except as set forth in Schedule 3.17 of the Seller Disclosure Schedule, all of the Material Contracts are in full force and effect and there has not occurred, with respect to any Material Contract, any default or event of default which, with or without due notice or with the lapse of time, or both, would constitute a default or event of default on the part of Seller or, to the Knowledge of Seller, any other party thereto, except for such defaults as would not have a Material Adverse Effect. Complete copies of all of the Material Contracts have been delivered to Buyer.

     3.18 Insurance. Schedule 3.18 of the Seller Disclosure Schedule sets forth a list of insurance policies maintained by Seller. Seller is not in default in any material respect under any provision of any such policy nor to the Knowledge of Seller, has it failed to give notice or present any claim thereunder in a timely manner so as to bar recovery of any valid claim. Complete copies of all insurance contracts have been delivered to Buyer.

     3.19 Labor Matters. Seller is not a party to any collective bargaining agreement covering employees of Seller. There are no controversies pending or, to the Knowledge of Seller, threatened in writing between Seller and any of its employees which can reasonably be expected to have a Material Adverse Effect, or relate to any specific effort to prevent, restrict or delay consummation of the Merger.

     3.20 Employee Benefit Plans.

          (a) Schedule 3.20 of the Seller Disclosure Schedule contains a complete list of all employee benefit plans, programs, policies, practices, agreements, contracts and other arrangements providing benefits to any employee or former employee or any beneficiary or dependent thereof, whether or not written, whether or not subject to ERISA, and whether covering one person or more than one person, that are sponsored or maintained by the Seller, to which the Seller is a party, or to which the Seller contributes or is obligated to contribute (collectively, "Employee Plans"). Without limiting the generality of the foregoing, the term "Employee Plans" includes employee welfare benefit plans within the meaning of Section 3(1) of ERISA, employee pension benefit plans within the meaning of Section 3(2) of ERISA and employment agreements. No Employee Plan is a multiemployer plan as defined in
Section 3(37) of ERISA. For purposes of this Section 3.20, the term "Seller" shall include the Seller and each of its ERISA Affiliates.

          (b) Seller has heretofore delivered to Buyer complete and correct copies of the following with respect to each Employee
Plan: (A) all plan documents, trust agreements and insurance contracts and other funding vehicles; (B) the three most recent annual reports (Form 5500 Series, where applicable) and accompanying schedules, if any; (C) the current summary plan description, if any; (D) the three most recent annual financial reports, valuations, or other appraisals of plan assets, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered to Buyer, there are no amendments to any Employee Plan that have been adopted or approved, nor has the Seller undertaken to make any such amendments.

          (c) Except as set forth in Schedule 3.20 of the Seller Disclosure Schedule, all Employee Plans are in all material respects in compliance with, and have been administered in compliance with, all applicable requirements of law, including but not limited to the Internal Revenue Code and ERISA. All contributions required to be made to each Employee Plan under the terms of such plans, ERISA or the Internal Revenue Code for all periods of time prior to the Closing Date have been or, as applicable, will by the Closing Date be timely made or paid in full.

          (d) A favorable Internal Revenue Service determination letter as to the qualification of each Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has been issued and remains in effect, and the related trust has been determined to be exempt from taxation under Section 501(a) of the Internal Revenue Code. Any amendment made or event relating to such Employee Plan subsequent to the date of such determination letter has not adversely affected the qualified status of such Employee Plan. No issue concerning qualification of any Employee Plan is pending before or threatened by the Internal Revenue Service. The Seller has performed all material obligations required to be performed by it under, and is not in default or in violation of, the terms of any Employee Plan in any material respect. No non-exempt "prohibited transaction" (as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) has occurred with respect to any Employee Plan. No Employee Plan is a "top-heavy plan" within the meaning of Section 416 of the Internal Revenue Code or has ever been a "top-heavy plan."

          (e)  No Employee Plan is subject to Title IV or Section
302 of ERISA, or Section 412 or 4971 of the Internal Revenue Code.

          (f) Neither the execution, delivery or performance of this Agreement, nor the consummation of any transactions contemplated hereunder, will violate or conflict with any governing document of the Ira A. Watson Co. Stock Bonus (ESOP) Retirement Plan (the "ESOP"), any contract, agreement or other arrangement binding upon the ESOP or its assets, or will subject the Seller or any of its ERISA Affiliates (as defined in subsection (g) below) to an excise tax described in Section 4978 of the Internal Revenue Code. During the 3-year period ending on the Closing Date, there have been no sales of securities to the ESOP to which Section 1042 of the Internal Revenue Code applied or was intended to apply. Except as set forth in Schedule 3.20 of the Seller Disclosure Schedule, there are no outstanding loans with respect to the ESOP (including exempt loans within the meaning of Section 4975 of the Internal Revenue Code and regulations thereunder) and there are no unallocated shares held in a suspense account under the ESOP.

          (g) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Seller following the Closing Date. "Controlled Group Liability" means any and all liabilities under
(i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Internal Revenue Code,(iv) the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Internal Revenue Code, and (v) the group health plan requirements of Section 701 et seq. of ERISA, Section 4980D of the Internal Revenue Code, and Section 9801 et seq. of the Internal Revenue Code. "ERISA Affiliate" means, with respect to any person, entity, trade or business, any other person, entity, trade or business that is a member of a group described in Section 414(b),
(c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first person, entity, trade or business, or that is a member of the same "controlled group" as the first person, entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits, audits, investigations or arbitrations which have been threatened, asserted or instituted against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans which could reasonably be expected to result in any material liability of the Seller.

          (i) The Seller has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Internal Revenue Code or Part 6 of Title I of ERISA.

          (j) Except as set forth in Schedule 3.20 of the Seller Disclosure Schedule, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereunder, will (either alone or in conjunction with any subsequent or related event, including without limitation, termination of employment) (i) result in any material payment becoming due under any Employee Plan (including, without limitation, severance, unemployment compensation, or golden parachute payments), (ii) materially increase any compensation or benefits otherwise payable under any Employee Plan, or (iii) accelerate any material liability under any Employee Plan because of an acceleration of the time of payment or vesting of any rights or benefits to which employees may be entitled thereunder. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereunder, has resulted or will result in payments to "disqualified individuals" of the Seller which, individually or in the aggregate, will constitute "excess parachute payments" (as such terms are defined in Section 280G of the Internal Revenue Code).

          (k) Schedule 3.17 of the Seller Disclosure Schedule sets forth an accurate list of the accrued vacation pay due each employee of Seller as of April 4, 1998.

     3.21 Tax Matters.   All Tax Returns required to be filed on or
before the date hereof with respect to Taxes have been duly filed, and all Taxes shown or required to be shown thereon to be payable have been paid or provided for in the Audited Seller Financial Statements and the Interim Seller Financial Statements. No deficiencies for any Taxes with respect to Seller have been asserted, assessed or, to the Knowledge of Seller, proposed that have not been paid in full. There is no pending or, to the Knowledge of Seller, threatened in writing Tax audit of any Tax Return filed with respect to Seller. There are no agreements by Seller for the extension of time for the assessment of any Taxes. There are no liens for Taxes (other than for Taxes not yet due and payable) on the assets of Seller.

     3.22 Insider Interests. Except as described on Schedule 3.22 of the Seller Disclosure Schedule, no officer, director or holder of 5% or more of the shares of Common Stock (i) competes with or is involved in or has a direct or indirect interest in any business entity which competes with the business conducted by Seller, (ii) has any agreement with Seller or (iii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the business of Seller, except as a shareholder or employee of Seller.

     3.23 Certain Practices. Neither Seller nor any director, officer, employee or agent of Seller has, directly or indirectly, made or agreed to make, any improper or illegal payment, gift or political contribution to, or taken any other improper or illegal action, for the benefit of any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder the business of Seller.

     3.24 Finders. Except for Asset Services Investment Securities, Inc. and Retail Consulting Services, the fees and expenses of which will be paid by Seller, no broker, finder or investment banker is entitled to any fee or commission from Seller for services rendered on behalf of Seller in connection with the transactions contemplated by this Agreement.

     3.25 Full Disclosure. To the Knowledge of Seller, none of the representations and warranties of Seller which are made in Article III of this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.


                            ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF BUYER AND PAS


     Buyer and PAS, jointly and severally, represent and warrant to Seller the following:

     4.1 Organization; Qualification. Each of Buyer and PAS, a wholly owned Subsidiary of Buyer, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and each of Buyer and PAS has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted.

     4.2  Authority Relative to this Agreement.   Buyer and PAS
have corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery by Buyer and PAS of this Agreement and the consummation of the Merger have been duly authorized by the Boards of Directors of Buyer and PAS and no other corporate proceedings on the part of Buyer or PAS are necessary with respect thereto. Assuming that Seller has duly authorized the execution of this Agreement, this Agreement constitutes valid and binding obligations of Buyer and PAS and are enforceable against Buyer and PAS in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     4.3 Consents and Approvals. Except for (i) approvals required pursuant to the HSR Act and (ii) the filing of a Certificate of Merger in the Office of the Secretary of State of the State of Delaware, there is no requirement applicable to Buyer or PAS to make any filing with, or to obtain any permit, authorization, consent or approval of any public body as a condition to the consummation of the Merger where the failure to so make or obtain would prevent or materially restrict consummation of the Merger or fulfillment of any of the conditions to this Agreement.

     4.4 Non-Contravention. The execution and delivery by Buyer and PAS of this Agreement do not, and the consummation of the Merger will not, (i) violate or result in a breach of any provision of the Articles of Incorporation of Buyer or the Certificate of Incorporation of PAS, or the Bylaws of Buyer or PAS, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries, or the businesses conducted by any of them, excluding from the foregoing clause such defaults and violations which would not prevent or materially restrict consummation of the Merger or fulfillment of any of the conditions to this Agreement.

     4.5  Litigation.    There are no actions, suits, claims,
investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Buyer, threatened, against Buyer or PAS, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Buyer or PAS which have, or if adversely determined, could reasonably be expected to prevent, restrict or delay consummation of the Merger or fulfillment of any of the conditions of this Agreement.

     4.6  Financing.     Buyer has delivered to Seller a complete
and correct copy of a commitment letter (the "Commitment") addressed to Buyer from Fleet Bank, N.A. for the provision of financing pursuant to a credit agreement on the terms and conditions described in the Commitment. Such financing is in amounts sufficient to provide Buyer with sufficient funds to consummate the transactions contemplated by this Agreement.

     4.7 Finders. No broker, finder or investment banker is entitled to any fee or commission from Buyer or PAS for services rendered on behalf of Buyer or PAS in connection with the transactions contemplated by this Agreement.


                            ARTICLE V
                      ADDITIONAL AGREEMENTS


     5.1 Conduct of Business of Seller. From the date hereof until the Effective Time, Seller will (i) conduct its business only in the ordinary and usual course and in a manner consistent with past practices, (ii) use its reasonable best efforts to preserve intact its present business organization and operations, keep available the services of its officers and employees and preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with it and (iii) permit Buyer and its representatives to participate in all meetings and discussions held between Seller and its representatives of the United States Department of Labor in connection with the audit of the ESOP (the "ESOP Audit"). Seller's management will meet with Buyer, at such times as Buyer reasonably determines are necessary, to discuss the general status of the ongoing operations of Seller and any problems relating to the conduct of its business. Seller will notify Buyer (w) of any emergency or change in the normal conduct of the business or operations of Seller, (x) of the threat of, or initiation of, any litigation against Seller or any member of its Board of Directors with respect to the operation or management of Seller, (y) of the initiation of any investigation of Seller by any party, whether private or governmental, and (z) of any budget revisions approved by the Board of Directors of Seller involving the business of Seller and Seller will keep Buyer fully informed of material developments with respect to the ESOP Audit and the events listed in the immediately preceding sentence and afford Buyer's representatives reasonable access to all materials in its possession relating thereto.

     5.2 Forbearances by Seller. Except as contemplated by this Agreement, without the written consent of Buyer, Seller will not, from the date hereof until the Effective Time:

                      (i) sell, dispose of, transfer or encumber any of its assets except in the ordinary and usual course of business;

                     (ii) mortgage, pledge or otherwise encumber any of its assets;

                    (iii)     amend, modify or cancel any Material
     Contract or Lease;

                     (iv)     make any commitments for capital
     expenditures or incur any obligation or liability for borrowed money, other than commitments or obligations not exceeding $10,000 in the aggregate;

                      (v)     make any investment by means of the
     purchase of stock or securities, contributions to capital or the purchase of property or assets from any other
     Person other than investments in U.S. Treasury securities in the ordinary and usual course of business;

                     (vi) assume, guarantee, endorse or otherwise become responsible for the obligations of any other
     Person or make loans or advances to any Person except in the ordinary and usual course of business;

                    (vii) except as described in Schedule 5.2 of the Seller Disclosure Schedule, increase in any manner the compensation of any of its officers; pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement to any officer or employee or enter into or amend any employment agreement or any incentive compensation, profit sharing, stock purchase, stock option, stock appreciation rights, savings, consulting, deferred compensation, retirement, pension or other benefit plan or arrangement with or for the benefit of any of its officers, employees or for the benefit of any other person;

                   (viii) enter into any contract which will require expenditures of more than $10,000, other than orders placed in the ordinary course of business;

                     (ix) alter in any way the manner in which it regularly and customarily maintains its books of account and records, provided the accounting period which ordinarily ends May 30, 1998 will be extended to the Saturday immediately preceding the Closing Date;

                      (x) conduct any "going out of business" or "inventory reduction" or similar sales or otherwise reduce the marked retail sale price of its inventory, other than Knoxville West, Concord and Harrisonburg stores;

                     (xi) declare, set aside or pay any dividend in cash or property with respect to its capital stock;

                    (xii) except as contemplated by Section 5.5, split, combine or otherwise change its capital stock, or redeem any of its capital stock;

                   (xiii) authorize the creation or issuance of, or issue or sell any shares of, its capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire any shares of its capital stock;

                    (xiv) merge or consolidate with any other Person or acquire all of the stock or business of any Person;

                     (xv) amend its Certificate of Incorporation or Bylaws;

                    (xvi)     cancel or allow any of its existing
     insurance policies to lapse;

                   (xvii) enter into a settlement agreement or consent decree in respect of the ESOP Audit; or

                  (xviii)     enter into an agreement to do any of the
     things described in clauses (i) through (xvii) above.

     5.3  Negotiations with Others.     From the date hereof until
the Effective Time, Seller will not, directly or indirectly, without the written consent of Buyer, initiate discussions or engage in negotiations with any Person other than Buyer, concerning any merger or sale of capital stock or a substantial portion of the assets of Seller outside the ordinary and usual course of business provided; however, that nothing contained in this Section 5.3 shall prohibit the Board of Directors of Seller from furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide written proposal to acquire Seller pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction (an "Acquisition Proposal"), if, and only to the extent that, (A) the Board of Directors of Seller determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Seller provides written notice to Buyer to the effect that it is furnishing information to or entering into discussions or negotiations with, such Person and provides Buyer with a copy of any such written proposal, and (C) Seller keeps Buyer informed of the status (not the terms) of any such discussions or negotiations. Nothing in this Section 5.3 shall (x) permit any party to terminate this Agreement (except as specifically provided in Article X hereof), (y) permit Seller to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (other than a confidentiality agreement in customary form), or (z) affect any other obligation of any party under this Agreement.

     5.4  Investigation of Business and Properties;
Confidentiality.    From the date hereof until the Effective Time,
Seller will afford Buyer and its attorneys, accountants, financial advisors and other representatives complete access at all reasonable times and upon reasonable notice to its officers, employees, properties, contracts, books and records. In addition Seller shall furnish Buyer with such financial, operating and additional data as Buyer may reasonably request concerning
Seller's business, operations, properties and personnel. Buyer and PAS shall continue to comply with the terms of the Confidentiality Agreement, dated August 5, 1997 (the "Confidentiality Agreement") between Buyer and Seller.

     5.5  INTENTIONALLY OMITTED

     5.6 Severance Payments. Following consummation of the Merger, if any employee of Seller who is an employee at the Effective Time (other than Forrest Watson) is (i) discharged by the Surviving Corporation within one year after the consummation of the Merger,
(ii) terminates employment with the Surviving Corporation after having been asked to relocate for continued employment with the Surviving Corporation beyond a thirty-mile radius of the employee's current work place location or (iii) is required to accept compensation from the Surviving Corporation which is 10% or more less than the compensation of such employee immediately prior to the Merger, then the Surviving Corporation shall pay to such employee (A) accrued vacation due to such employee and (B) a severance payment in an amount set forth on Schedule 5.6 to the Seller Disclosure Schedule.

     5.7  Shareholder Approvals.   Promptly after the date of
execution and delivery of this Agreement by Buyer and PAS, Seller will give notice of a meeting of its shareholders to be held promptly for the purpose of considering and voting upon a proposal to approve and adopt this Agreement and the transactions contemplated hereby. Seller's Board of Directors will recommend that its shareholders vote to approve and adopt this Agreement.

     5.8 Expenses. Whether or not the Merger is consummated, Buyer will pay all of its expenses incurred in connection with this Agreement and the transactions contemplated hereby and the Shareholders shall pay all expenses incurred by Seller or the Shareholders in connection with the transactions contemplated by this Agreement (including legal and investment banking fees) in excess of $200,000, which expenses shall be deducted from the Escrow Amount.

     5.9  Public Announcements.    The parties will consult with
each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the Merger and will not issue any such press release or make any such public statement without the consent of the other unless such action is required by law.

     5.10 Subsequent Events. If any event shall occur prior to the Closing which, had it occurred prior to the execution of this Agreement, should have been disclosed by a party to this Agreement in a representation and warranty or otherwise, then as soon as practicable after the happening of such event, such party shall disclose the happening of such event to the other parties hereto.

     5.11 Efforts to Consummate.   Subject to the terms and
conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the Merger set forth in this Agreement and, in the case of Buyer, obtaining financing to consummate the transaction. Each party agrees to cooperate fully with each of the other parties in assisting them to comply with the provisions of this Section, and in the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or seeks damages in connection therewith, the parties agree to cooperate and use their reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding. If an injunction or other order is issued in any such action, suit or other proceeding, the parties agree to use their reasonable best efforts to have such injunction or other order lifted. Notwithstanding the foregoing, no party hereto shall be required to make any substantial payment or incur any material economic burden, other than a payment otherwise required of it, to obtain any consent, waiver, authorization order or approval, and if, despite its efforts, any party is unable to obtain any material consent, waiver, authorization, order or approval, the other parties for whose benefit the consent, waiver, authorization, order or approval is to be obtained may terminate this Agreement and shall have no liability therefor, except as is provided in Section 10.2.

     5.12 Performances by PAS.     Buyer hereby agrees to cause PAS
to comply with its obligations under this Agreement and to cause
PAS to consummate the Merger as contemplated herein.

     5.13 Estoppel Certificates.   Seller shall obtain from each
lessor listed on Schedule 5.13 the applicable estoppel certificates in substantially the form attached as Exhibit A and dated no sooner than thirty days prior to the Effective Time. Seller warrants that the representations set forth in each such estoppel certificate will be true and accurate as of the Effective Time (except that representations based on the lessor's knowledge shall not be so qualified in the case of Seller's representation hereunder).

     5.14 Title Insurance.    Seller shall, at its expense, cause
to be issued owner's policy(ies) of title insurance covering the Real Property in form and content reasonably satisfactory to Buyer and in amount(s) equal to the fair market value thereof and containing a non-imputation endorsement satisfactory to Buyer.

     5.15 Filings. Seller and Buyer will each file or have filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, pursuant to the HSR Act, Notification and Report Forms with respect to the transactions contemplated by this Agreement, and each of them will respond as promptly as is practicable to all inquiries received from either agency for additional information or documentation. Buyer shall pay the filing fees required in connection with such filings.

     5.16 Inventory Valuation. The retail price of all non-basic merchandise for a season prior to Spring 1998 will be adjusted so that the price does not exceed 25% of the original retail price if the inventory is for a season prior to Fall 1997 or 50% of the original retail price if the inventory is for the Fall 1997 season (inventory delivered between July 1997 and December 1997). The cost of the markdown that results from the price adjustment will be determined by multiplying the markdown by the reciprocal of the mark-on percentage for the Company's applicable merchandise department. The resulting shortfall will be deducted from the Escrow Amount.

     5.17 Termination of the ESOP. The Seller shall adopt an amendment to the ESOP (the "ESOP Amendment"), which ESOP Amendment shall provide (i) that the portion of the ESOP consisting of shares of common stock and shares of preferred stock allocated to ESOP participants' accounts (the "Non-ESOP Portion") shall no longer be considered part of an "employee stock ownership plan" or a "stock bonus plan" (as defined in Sections 4975 and 401(a)(23) of the Internal Revenue Code, respectively), (ii) that distributions to participants in the form of "qualifying employer securities" (as defined in Section 407 of ERISA) shall no longer be permitted under the Non-ESOP Portion, (iii) that the entire balance of a participant's account under the Non-ESOP Portion shall be distributable solely in cash or rights to receive cash, and (iv) that the ESOP shall be terminated effective as of the Closing Date, subject to receipt of a favorable determination letter from the Internal Revenue Service regarding the ESOP's termination.

     5.18 Amendment to the 401(k) Plan. The Seller shall adopt an amendment to the Ira A. Watson Co. Profit Sharing and 401(k) Plan (the "401(k) Plan") which shall provide that, effective as of the day before the Closing Date, no more contributions shall be made to the 401(k) Plan, no person other than those persons who are participants in the 401(k) Plan shall be eligible to become participants in the 401(k) Plan and all participants shall be fully vested in their account balances.


                            ARTICLE VI
            CONDITIONS TO OBLIGATIONS OF BUYER AND PAS


     The obligations of Buyer and PAS to consummate the Merger shall be subject, to the extent not waived, to the following conditions.

     6.1  Representations and Warranties.    Except for changes
contemplated by this Agreement, each of the representations and warranties of Seller contained in Article III of this Agreement and in the estoppel certificates attached as Exhibit A that are qualified as to materiality or references to Material Adverse Effect shall be true in all respects and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Effective Time, and Seller shall have delivered to Buyer a certificate to that effect signed by its Chief Executive Officer.

     6.2  Performance of this Agreement.     Seller shall have
complied in all material respects with each of its obligations under this Agreement and shall have delivered to Buyer a certificate to that effect signed by its Chief Executive Officer.

     6.3 Corporate Authorization. All corporate action required to be taken by Seller (including receiving the requisite approval of its shareholders) in connection with the Merger shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Buyer and Buyer shall have received such copies of such documents as it may reasonably request.

     6.4  Consents and Approvals.

          (a) All consents, authorizations, orders or approvals of governmental or regulatory authorities which Seller is required to obtain in order to be able to consummate the Merger shall have been obtained and all waiting periods specified by law with respect thereto shall have passed.

          (b) All consents of Persons which Seller is required to obtain in connection with the Merger, the failure to obtain which could reasonably be expected to have a Material Adverse Effect, shall have been obtained.

     6.5 Injunction, Litigation, etc. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the Merger, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency (X) seeking to prohibit or delay or challenging the validity of the Merger or (Y) against Seller or any member of its Board of Directors by any shareholder or former shareholder of Seller concerning the operations or management of Seller.

     6.6  Legislation.   No statute, rule or regulation shall have
been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the Merger.

     6.7 Resignations. Such officers and directors of Seller as Buyer shall request shall have tendered resignations to become effective as of the Effective Time.

     6.8 Repayment of Indebtedness. All indebtedness to Seller of any employee, officer or director of Seller (other than employee layaway accounts and amounts due for purchases of goods not exceeding $500) shall have been paid in full.

     6.9 Opinion of Counsel for Seller. Buyer shall have received an opinion from Bass, Berry & Sims PLC, Counsel for Seller, in form and substance reasonably satisfactory to Buyer.

     6.10 Purchase of Stock. PAS shall have consummated the purchase of (x) all of the Common Stock held by the ESOP, (y) all of the outstanding shares of Adjustable Rate Cumulative Preferred Stock Series A held by Persons other than Appalachian Distributing Corporation and (z) not fewer than 400 shares of First Preferred Stock.

     6.11 Termination of Credit Card Program Agreement. Seller and Shoppers Charge Accounts Co. shall have entered into the Termination Agreement, the terms of which are otherwise reasonably satisfactory to Buyer and all actions required to be taken by Seller or Shoppers Charge pursuant to the Termination Agreement (other than the payment of the repurchase price for such accounts receivable by the Surviving Corporation and the redelivery of the accounts receivable) shall have been taken.

     6.12 Financing. Buyer shall have obtained, pursuant to the Commitment or otherwise, the funds necessary to enable Buyer to consummate the transactions contemplated by this Agreement on the terms set forth herein.

     6.13 Estoppel Certificates. Seller shall have obtained and delivered to Buyer the estoppel certificates described in Section
5.13 and such amendments to the Leases as are a part of those estoppel certificates.

     6.14 Dissenter's Rights. Seller shall not have received notice from the holders of Dissenting Shares equal to more than ten percent (10%) of the shares of Common Stock outstanding immediately prior to the Effective Time.

     6.15 Absence of Material Change. There shall not have occurred at any time after the date of this Agreement any material adverse change in the assets, liabilities or financial condition of Seller.

     6.16 Escrow Agreement.   Buyer and the Escrow Committee shall
have executed and delivered the Escrow Agreement.


                           ARTICLE VII
               CONDITIONS TO OBLIGATIONS OF SELLER


     The obligation of Seller to consummate the Merger shall be subject, to the extent not waived, to the following conditions.

     7.1 Representations and Warranties. Each of the representations and warranties of Buyer and PAS contained in
Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, and Buyer shall have delivered to Seller a certificate to that effect signed by an executive officer.

     7.2 Performance of this Agreement. Buyer and PAS shall have complied in all material respects with each of their obligations under this Agreement, and Buyer shall have delivered to Seller a certificate to that effect signed by an executive officer.

     7.3 Corporate Authorization. All corporate action required to be taken by Buyer and PAS in connection with the Merger shall have been taken, and Seller shall have received such copies of documents incident to such approvals as it may reasonably request.

     7.4 Consents and Approvals. All consents, authorizations, orders or approvals of governmental or regulatory authorities which Seller is required to obtain in order to enable it to consummate the Merger shall have been obtained and all waiting periods specified by law with respect thereto shall have passed.

     7.5 Injunction, Litigation, etc. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the Merger and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the Merger.

     7.6  Legislation.   No statute, rule or regulation shall have
been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the Merger.

     7.7 Opinion of Counsel for Buyer and PAS. Seller shall have received an opinion from McGuire, Woods, Battle & Boothe LLP,
Counsel for Buyer and PAS, in form and substance reasonably satisfactory to Seller.


                           ARTICLE VIII
                             CLOSING


     8.1 Time and Place of Closing. The closing (the "Closing") shall take place at the offices of McGuire, Woods, Battle & Boothe LLP in Richmond, Virginia at 10:00 a.m. local time on the later of
(i) June 15, 1998, (ii) the next business day after the last of the closing conditions has been fulfilled or waived or (iii) such other date as may be agreed upon by the parties (the "Closing Date"). At the Closing the parties shall supply evidence to the other parties of the fulfillment or waiver of the conditions to their obligations under this Agreement. Concurrently with the Closing, or as promptly as practicable thereafter, a Certificate of Merger shall be filed with the Office of the Secretary of the State of Delaware.


                            ARTICLE IX
                              ESCROW


     9.1  Appointment of Escrow Committee.

          (a) By voting to approve the Merger or tendering certificate representing shares of Common Stock for exchange in the Merger, the Shareholders shall AUTOMATICALLY BE DEEMED TO HAVE DESIGNATED FORREST I. WATSON AND FRANK M. ADDICKS AS THE "ESCROW COMMITTEE." The Escrow Committee shall have full power to act on behalf of the Shareholders in the manner specified herein in connection with all matters with respect to which action by the Escrow Committee is contemplated by this Agreement. The Escrow Committee shall be entitled to reimbursement from the Shareholders of all reasonable expenses included in the performance of the duties contemplated under this Agreement, including, but to limited to the right to employ financial advisors and other agents to undertake or assist in the assessment, arbitration, litigation and/or settlement of such claims. The Escrow Committee is expressly authorized to rely upon the advice of such consultants and agents. THE SHAREHOLDERS SHALL AUTOMATICALLY BE DEEMED TO HAVE WAIVED ANY RIGHT OR CAUSE OF ACTION FOR ANY ACTION, OF ANY NATURE WHATSOEVER, TAKE OR OMITTED FROM BEING TAKEN BY THE ESCROW COMMITTEE OR ANY SUCCESSOR, ABSENT A CLEAR SHOWING OF HIS, HER OR ITS GROSS ERROR OR FRAUD.

          (b) The Escrow Committee shall take all actions required to be taken by the Escrow Committee under this Agreement and may take any action contemplated by this Agreement on behalf of the Shareholders. By giving notice to the Escrow Committee in the manner provided by Section 11.1, Buyer shall be deemed to have given notice to all of the Shareholders and any action taken by the Escrow Committee may be considered by Buyer to be the action of each Shareholder for whom such action was taken for all purposes of this Agreement. The Escrow Committee's duties shall terminate upon the final distribution of the Escrowed Funds under the Escrow Agreement.

     9.2 Escrow Agreement. Seller, Buyer, the Escrow Committee and the Escrow Agent will at the Closing enter into an Escrow Agreement (the "Escrow Agreement") in substantially the form of Exhibit B hereto. The provisions of the Escrow Agreement shall be incorporated herein as if fully stated herein. A portion of the Merger Consideration, consisting of the Escrow Amount, shall be deposited by Buyer or PAS and held in escrow, as contingent consideration for the holders of Common Stock, by the Escrow Agent in compliance with the terms and conditions of the Escrow Agreement. The funds held in escrow pursuant to this Article IX will be invested by the Escrow Agent only in short-term government securities.

     9.3 Non-Transferability of the Escrowed Funds. The funds held in escrow shall be held for the benefit of those persons who own Outstanding Shares of Common Stock at the Effective Time (the "Shareholders") and Buyer only and shall not be transferable by any potential recipient thereof, except by will, intestate succession or operation of law.

     9.4 Escrowed Funds. The moneys deposited under the Escrow Agreement pursuant to this Agreement and all interest and other earnings thereon (collectively, the "Escrowed Funds") shall be applied as provided in the Escrow Agreement and this Agreement.
The Escrow Committee shall be entitled to obtain distributions from the Escrowed Funds from time to time prior to the end of the Second Escrow Period (as defined below) in an aggregate amount not to exceed $50,000 to pay expenses incurred by the Escrow Committee in accordance with Section 9.1. Subject to the following sentence, that portion of the Escrowed Funds exceeding $300,000 shall be held for a period ending on the first anniversary of the Closing Date (the "First Escrow Period"), and the remainder of the Escrowed Funds (less any amount which has been previously distributed to Buyer during the First Escrow Period in respect of claims under
Section 9.5(b)(xvi)) shall be held for a period ending on the third anniversary of the Closing Date (the "Second Escrow Period") and applied to the payment of claims, if any, made by Buyer pursuant to
Section 9.5(b)(xvi). At the end of the Second Escrow Period, any Escrowed Funds which have not been previously distributed and which are not the subject to any objection with respect to the distribution thereof as provided in the Escrow Agreement, shall be first, distributed to the Escrow Committee for the payment of the fees and expenses incurred by the Escrow Committee in accordance with Section 9.1 and not otherwise previously reimbursed out of the Escrowed Funds and second, the remainder, if any, shall be distributed as provided in the Escrow Agreement to the former holders of Common Stock.

     9.5  Adjustments to Purchase Price.

          (a) The Distribution Amount shall be determined as provided in this Section 9.5.

          (b)  The Distribution Amount shall be equal to

                      (i)     $703,745;

                     (ii) plus 0.8648 times the amount, if any, by which the prepayment penalty incurred by Buyer, Seller, PAS or the Surviving Corporation in connection with the payment amounts due Congress Financial Corporation pursuant to that certain Secured Revolving Credit
     Facility dated as of August 31, 1993 by Seller is less than $120,000;

                    (iii) plus 0.8648 times the amount, if any, by which the cash payment made or contractually committed to be made to Buyer, Seller, PAS or the Surviving
     Corporation on or before September 30, 1998 in connection with the termination and settlement of the Harrisonburg
     Lease exceeds $500,000;

                     (iv) minus 0.8648 times the total of amounts paid by Buyer, Seller, PAS or the Surviving Corporation in connection with the disposition of the lawsuit styled
     Robert H. Jacobs v. Ira A. Watson Co., including amounts paid pursuant to a judgment, amounts paid in settlement and all attorneys fees, costs and expenses incurred in connection therewith subsequent to the date of this Agreement;

                      (v) minus 0.8648 times the sum of all amounts paid by Buyer, Seller, PAS or the Surviving Corporation to the landlord or third party consultants in connection with the termination and settlement of the obligations of the Seller under the West Knoxville Lease;

                     (vi)     minus 0.8648 times the amount of
     prepayment penalties or premiums paid by Buyer, Seller, PAS or the Surviving Corporation in connection with the prepayment of the principal and interest due the Fidelity Mutual Life Insurance Company ("Fidelity Mutual") by Seller pursuant to the Mortgage Loan Agreement dated as of June 15, 1989, as amended by the First Amendment thereto dated as of November 10, 1993, by and between Fidelity Mutual and Seller;

                    (vii) minus 0.8648 times the amount of all amounts owed on layaway receivables upon which no payment has been made in 30 days per the layaway file report run at each of Seller's stores as of the close of business on the Saturday night immediately preceding the Effective
     Date;

                   (viii) minus 0.8648 times the amount by which the bad debt reserve maintained by Shoppers Charge on behalf of Seller on the Closing Date is confirmed by Shoppers
     Charge to exceed $105,000;

                     (ix) minus 0.8648 times the amount by which the advertising receivable maintained by Watson's with respect to Shoppers Charge on the Closing Date is confirmed by Shoppers Charge to be less than $46,821;

                      (x) minus 0.8648 times the amount by which the cash collateral account maintained by Shoppers Charge on behalf of Seller on the Closing Date is confirmed by Shoppers Charge to be less than $143,403;

                     (xi) plus 0.8648 times the amount by which the total amount of principal and interest obligated to be paid by Buyer, Seller, PAS or the Surviving Corporation after the date hereof in respect of the Bankruptcy Claims is less than $2,458,703;

                    (xii) minus 0.8648 times the amount, if any, by which Seller's loss before income taxes (after equity in earnings of Subsidiary have been posted) for the period beginning on April 5, 1998 and ending on the Closing Date exceeds $545,000 (such amount to be increased by $11,000 for each day the Closing Date extends beyond June 15,
     1998) (for the avoidance of doubt, a loss of $600,000 during such period would result in a reduction of the Distribution Amount by $55,000); provided, Seller's loss before income taxes for purposes of this subsection (xii) shall not include any item affecting the Distribution
     Amount pursuant to any other subsection of this Section
     9.5 or any charges relating to store closings or lease renegotiations;

                   (xiii) minus 0.8648 times the amount, if any, by which the expenses incurred by Seller in connection with the transactions contemplated by this Agreement exceed
     $200,000, provided any fees paid to Retail Consulting
     Services shall not be included in such amount;

                    (xiv) minus 0.8648 times the amount, if any, of the shortfall computed in accordance with Section 5.16 of this Agreement;

                     (xv) minus 0.8648 times the amount, if any, distributed from the Escrow Account in respect of any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and litigation and reasonable attorneys', accountants' and other professional fees) arising out of a breach of any representation, warranty or covenant made by Seller in this Agreement. For purposes of this Section 9.5(b)(xv), the determination of whether a representation or warranty made by Seller in this Agreement has been breached shall be made by ignoring references to "material" or "Material Adverse Effect;" and

                    (xvi) minus the amount, if any, distributed from the Escrow Account in respect of any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and litigation and reasonable attorneys', accountants' and other professional fees) arising out of (A) failure by the Seller, its directors, officers, employees or agents, or any third party administrator or trustee to comply with all applicable laws in respect of the administration, operation or maintenance with, the ESOP, (B) the ESOP
     Audit or (C) those matters listed in paragraphs (c) and
     (f) of Schedule 3.20 of the Seller Disclosure Schedule).

          The foregoing provisions notwithstanding, in no event shall the Distribution Amount exceed the total of $703,745 plus interest earned thereon and deposited in the Escrow Account.

          (c) Buyer shall give written notice (a "Claim Notice") to the Escrow Agent and the Escrow Committee if Buyer believes it is entitled to distributions from the Escrow Fund with respect to any of the matters set forth in Section 9.5(b). The Claim Notice shall be provided promptly (but in no event later than ten days prior to the time any response to an asserted claim is required) after receipt of knowledge of the fact upon which such claim is based and shall set forth in reasonable detail the facts giving rise to any claim for a distribution hereunder.

          (d) Upon receipt by the Escrow Committee of a Claim Notice from Buyer with respect to any claim of a third party which gives rise to Buyer's right to distribution pursuant to Section 9.5(b)(xv) or Section 9.5(b)(xvi),the Escrow Committee may assume the defense thereof with counsel reasonably satisfactory to Buyer and Buyer shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearing, trials and appeals as may be reasonably requested in the connection thereof. Buyer shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Buyer unless (i) the Escrow Committee shall not have promptly employed counsel reasonably satisfactory to Buyer to take charge of the defense of any such action or (ii) counsel for Buyer determines, in its reasonable judgment, that Buyer and the Escrow Committee may have conflicting defenses or claims. Neither Buyer nor the Escrow Committee shall make any settlement of any claim without the written consent of the other, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable for Buyer to withhold consent to a settlement involving injunctive or other equitable relief against Buyer, the Surviving Corporation or their respective assets, employees or business.

          (e) The Escrow Committee shall have the right to object, by written notice delivered within 20 days after a Claim Notice is received to the Buyer and the Escrow Agent, to all or any portion of a proposed distribution contained in any Claim Notice.

     9.6 Limitations on Distributions. Notwithstanding the foregoing provisions of this Article IX, and other than with respect to claims for fraud, as to which no limitation set forth in this Article IX shall apply, (i) Buyer shall not be entitled to any distributions of Escrowed Funds for claims pursuant to Sections 9.5(b)(xv) and 9.5(b)(xvi) until the aggregate amount of distributions to which Buyer is otherwise entitled for claims pursuant to Sections 9.5(b)(xv) and 9.5(b)(xvi) exceeds $43,240, and then entitlement for any claims related to matters arising under Sections 9.5(b)(xv) and 9.5(b)(xvi) of this Agreement in excess of $43,240 shall be limited to the Escrowed Funds.

     9.7 Provision of Information. Buyer shall provide to the Escrow Committee on request all information and documentation reasonably necessary to support and verify any claims that Buyer believes give rise to a claim for distribution of Escrowed Funds and shall give the Escrow Committee reasonable access to all books, records and personnel in the possession or under the control of the Buyer or the Surviving Corporation that would have a bearing on such claim.

     9.8  Survival; Investigation.   The representations and
warranties of Seller contained in this Agreement shall survive any investigation by Buyer and shall not terminate until the first anniversary of the Closing Date (the "Survival Date") at which time they shall lapse. Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought under this Article IX shall survive the Survival Date if written notice, given in good faith, of a specific breach thereof is given to Seller in accordance with
Section 9.5 prior to the Survival Date.


                            ARTICLE X
                TERMINATION, AMENDMENT AND WAIVER


     10.1 Termination.   This Agreement may be terminated at any
time prior to the Effective Time, whether before or after approval by the shareholders of Seller:

                      (i)     by mutual consent of the Boards of
     Directors of Seller and Buyer;

                     (ii) by Seller or Buyer if there has been a material breach by the other of a representation, warranty or agreement contained herein, which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given to the other party, or if any condition to the consummation of the Merger which must be met by the other, becomes impossible to fulfill;

                    (iii) by Seller if in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law, the Board of Directors of Seller determines that such termination is required by reason of an Acquisition Proposal being made;

                     (iv) by either Buyer or Seller if Seller's shareholders fail to approve this Agreement and the Merger at the initial convening of the meeting of Seller's shareholders held to consider and vote upon this Agreement and the Merger; or

                      (v) by Seller or Buyer if the Closing has not occurred by 11:59 p.m. July 15, 1998; provided, however, that the right to terminate this Agreement pursuant to this paragraph (v) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date.

     10.2 Effect of Termination.

          (a) In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall become wholly void and of no further force and effect and, except as provided in Sections 10.2(b) and 10.2(c), there shall be no further liability or obligation on the part of any party hereto except to pay such expenses as are required of it, but such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a breach of a representation or warranty made by another party to in this Agreement.

          (b)  If Seller terminates this Agreement pursuant to
Section 10.1(iii), then Seller shall pay Buyer a fee of $500,000, which amount shall be paid in same day funds no later than two business days after the termination of this Agreement.

          (c) If (A) either Buyer or Seller terminates this Agreement pursuant to Section 10.1(iv) and prior to termination pursuant to Section 10.1 (iv) Seller has received an Acquisition Proposal, or (B) Seller terminates this Agreement pursuant to
Section 10.1(v) and prior to termination pursuant to Section 10.1(v) Seller has received an Acquisition Proposal, then, in either event, Seller shall pay Buyer a fee of $500,000, which amount shall be payable in same day funds on the date of consummation of the transaction resulting from such Acquisition Proposal, regardless of when such consummation occurs.

     10.3 Amendment.     This Agreement and the Exhibits and
Schedules hereto may be amended at any time prior to the Effective Time provided that any such amendment is approved in writing by each of the parties hereto; provided, however, that no amendment may be made after approval of this Agreement by Seller's shareholders without first obtaining such further approval from Seller's shareholders as may be required by law. All representations and warranties of Seller and Buyer which are true and correct as modified and approved shall be deemed true and correct for the purposes of Sections 6.1 and 7.1.

     10.4 Extension, Waiver. At any time prior to the Effective Time any party to this Agreement who is entitled to the benefits thereof may (i) extend the time for the performance of any of the obligations of another party hereto, (ii) waive a breach of a representation or warranty of the other party hereto, whether contained herein or in any exhibit, schedule or document delivered pursuant hereto, or (iii) waive compliance by any other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver.


                            ARTICLE XI
                        GENERAL PROVISIONS


     11.1 Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally, (ii) transmitted by telefax, (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) or (iv) sent by a nationally recognized overnight delivery courier with proof of delivery to the following listed persons at the addresses and telefax numbers specified below, or to such other persons, addresses or telefax numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

          (a)  If to Seller to:

               Ira A. Watson Co.
               200 Hayfield Road
               Knoxville, Tennessee 37933-0900
               Attention: Forrest I. Watson
               Telefax No.: (423) 531-4556

               with a copy to:

               Bass, Berry & Sims PLC
               2700 First American Center
               Nashville, Tennessee 37238-2700
               Attention:  J. Page Davidson
               Telefax No.: (615)742-2753

          (b)  If to Buyer to:

               Peebles Inc.
               One Peebles Street
               South Hill, Virginia  23970
               Attention:  E. Randolph Lail
               Telefax No.:  (804) 447-5326

               with a copy to:

               McGuire, Woods, Battle & Boothe LLP
               One James Center
               901 East Cary Street
               Richmond, Virginia  23219
               Attention: R. Marshall Merriman, Jr.
               Telefax No.:  (804) 698-2120


          (C)  If to Escrow Committee to:

               Forrest I. Watson
               4176 Lake Meadow Way
               Louisville, TN 37777

               and to:

               Frank M. Addicks
               6701 Baum Drive #250
               Knoxville, TN 37919

               with a copy to:

               Bass, Berry & Sims PLC
               2700 First American Center
               Nashville, Tennessee 37238-2700
               Attention:  J. Page Davidson
               Telefax No.: (615)742-2753

If given personally or transmitted by telefax, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

     11.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     11.3 Schedules. The information contained in any exhibit or schedule which is referred to in a representation and warranty shall be deemed to have been disclosed in connection with and be a part of, that particular representation and warranty only and shall not be deemed a part of any other representation and warranty.

     11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.5 Miscellaneous. This Agreement, (i) together with the Confidentiality Agreement among Buyer and Seller dated August 5, 1997 and the Seller Disclosure Schedule, constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof; (iii) shall not be assigned by operation of law or otherwise; and (iv) shall be governed by the laws of the State of Delaware without regard to its choice of law rules.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.


                         PEEBLES INC.


                         By:_____________________________________

                         Title:__________________________________


                         PEEBLES ACQUISITION SUBSIDIARY, INC.


                         By:_____________________________________

                         Title:__________________________________


                         IRA A. WATSON CO.


                         By:_____________________________________

                         Title:__________________________________


                         By:_____________________________________

                         Title:__________________________________